America West Holdings Corporation
First Quarter 2004 Financial Results / 1

Exhibit 99.1

Contacts: (Media) Elise Eberwein
480/693-5574

(Investors) Derek Kerr
480/693-5710

FOR IMMEDIATE RELEASE: Tuesday, April 20, 2004

AMERICA WEST REPORTS FIRST QUARTER RESULTS

Highlights include:

•	Net income for the Company’s first quarter 2004 was $1.2 million or $0.02 per diluted share vs. a net loss of $62.0 million or ($1.84) per share in the same quarter in 2003. Excluding special items, net income was $0.6 million or $0.01 per share.

•	Passenger revenue per available seat mile (RASM) of 7.31 cents for the first quarter 2004 was flat when compared to the first quarter 2003, despite a 6.9 percent increase in average daily aircraft utilization and a 5.2 percent increase in average stage length.

•	Operating cost per available seat mile (CASM) declined 8.5 percent from the first quarter 2003 to 7.59 cents, despite a 13.8 percent increase in average fuel price. Excluding fuel and special items, CASM declined 13.0 percent to 6.09 cents.

•	Total cash and investments at the end of the Company’s first quarter 2004 was $545.0 million, of which $433.3 million was unrestricted. This is the highest first quarter ending cash balance in the Company’s history.

PHOENIX-America West Holdings Corporation (NYSE:AWA), parent company of America West Airlines, Inc., today reported first quarter 2004 net income of $1.2 million or $0.02 per diluted share. This compares to a net loss of $62.0 million or ($1.84) per share for the same period last year. Excluding a $0.6 million reduction in special charges due to a revision of estimated costs related to certain aircraft sale-leaseback transactions, the Company reported net income of $0.6 million or $0.01 per diluted share for its first quarter 2004. This compares to a net loss excluding special items of $66.5 million or ($1.97) per share in the first quarter 2003. See the accompanying notes in the Financial Tables section of this press release for a reconciliation of Generally Accepted Accounting Principles (GAAP) financial information to non-GAAP financial information.

Chairman and CEO Doug Parker stated, “To break even in the seasonally slow first quarter, while operating in an industry plagued by extremely high fuel costs, excess supply and sluggish demand is extremely gratifying. The America West team, comprised of approximately 13,000 employees, has worked hard to transform America West into a successful, low-cost carrier, and our first quarter results are further evidence of our progress.”

Revenue and Cost Performance

The airline’s operating revenues for its first quarter 2004 increased 10.2 percent to $576.4 million from the same period last year. Revenue passenger miles (RPMs) during the first quarter increased 8.9 percent to 5.3 billion on 7.3 percent more capacity, as measured by available seat miles (ASMs). This resulted in a

America West Holdings Corporation
First Quarter 2004 Financial Results / 2

record first quarter 2004 load factor of 72.2 percent, an increase of 1.1 points from the same period last year. Passenger revenue per available seat mile (RASM) during the first quarter 2004 remained flat on a year-over-year basis at 7.31 cents, despite a 6.9 percent increase in average daily aircraft utilization and a 5.2 percent increase in average stage length. Other operating revenues increased $16.7 million to $32.1 million for the quarter primarily due to increased flying for America West by its codeshare partner, Mesa Airlines, and a $2.5 million credit related to the reduction of certain obligations based on a settlement with Mesa.

The airline’s operating costs per available seat mile (CASM) during the first quarter 2004 decreased 8.5 percent to 7.59 cents. On average, the airline paid $1.02 per gallon for fuel during first quarter 2004, an increase of 13.8 percent from the same period last year. Fuel hedges in the first quarter 2004 reduced total fuel expense by $3.1 million. Excluding fuel and special items, CASM decreased 13.0 percent to 6.09 cents from 7.00 cents.

The primary drivers of the airline’s CASM improvement during its first quarter 2004 were the increase in aircraft utilization and stage length, as well as the Company’s cost reduction plan implemented in early 2003. Other factors affecting the airline’s year-over-year CASM include a $4.0 million reduction in expense on an ongoing basis related to a change in the estimated useful lives for certain capitalized engine overhauls and aircraft and related spare parts inventory as a result of changes in aircraft utilization and the airline’s fleet plan; a $2.0 million reduction in operating expenses resulting from the settlement of a lawsuit related to certain computer hardware and software that had previously been written off; and a $1.7 million reduction in bad debt expense due to recovery of a previously reserved debt. These reductions in costs were partially offset by a $5.0 million increase in pilot salaries due to a new three-year pilot agreement, which went into effect in late January 2004, and an increase of $1.9 million in CRS fees and credit card fees related to the higher revenues.

Chief Financial Officer Derek Kerr said, “The utilization flying and the longer stage length routes have lowered our unit costs even more than we expected. This change in flying also has a dampening effect on unit revenues and considering that effect, we are pleased that passenger revenue per ASM was unchanged during our first quarter 2004 versus the same period last year.”

Liquidity

As of March 31, 2004, the Company had $545.0 million in cash and investments, of which $433.3 million was unrestricted. This is the highest first quarter ending cash balance in the Company’s history. During the first quarter 2004, the Company made its first principal payment associated with its Air Transportation Stabilization Board (ATSB) loan of $42.9 million. The Company also made its annual guarantee fee payment associated with the ATSB loan of $31.0 million.

Outlook

Parker continued, “We believe America West is properly positioned for future success in this rapidly changing industry, and while we are proud of America West’s transformation into a successful, low-cost carrier, we are not satisfied with simply achieving that status. Our goal is to become the nation’s premier low cost carrier and we look forward to bringing our award-winning service to even more customers.

“During our first quarter 2004, we announced additional service for our summer schedule, which includes a third daily transcontinental nonstop flight from Los Angeles to both New York and Boston. We estimate our presence in the nonstop, transcontinental markets currently saves consumers more than $350 million annually, and we look forward to bringing even more savings to travelers when we begin our fifth nonstop transcontinental flights on June 1 between Los Angeles International Airport and Washington Dulles International Airport.

“The airline industry continues to struggle and America West is certainly not immune to the challenges of our industry, but we feel very good about our performance relative to the competition. Despite projections for continued high fuel prices, we expect to be profitable for the full year 2004 and are extremely excited about the future of America West.”

Additional Marketing/Business Developments

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First Quarter 2004 Financial Results / 3

During the first quarter 2004, America West Airlines:

•	Restructured first class fares, resulting in fares that are up to 70 percent lower than other airlines’ traditional first class fares.

•	Launched new buy-on-board food service.

•	Launched dedicated Web sites for travel agencies and corporate travel managers that are designed to reduce distribution costs and facilitate market share movement.

•	Launched nonstop, transcontinental service between San Francisco and Boston on March 1.

•	Launched new service between the airline’s Las Vegas hub and Austin, El Paso and San Antonio, Texas, as well as Cleveland, Ohio, and the Canadian cities of Edmonton and Vancouver.

•	Received authority to operate a third daily nonstop flight between Phoenix and Ronald Reagan Washington National Airport, which the Company plans to begin June 1.

•	Merged The Leisure Company subsidiary into America West Airlines.

•	Received the ranking of Best Major Airline for the second year in a row by Entrepreneur magazine.

•	Ranked fourth for the second year in a row in the 14th Annual Quality Rating conducted by the University of Nebraska at Omaha and Wichita State University.

Analyst Conference Call/Webcast Details

America West will conduct a live audio webcast of its earnings call today at Noon EDT, which will be available to the public on a listen-only basis at www.americawest.com under the Public/Investor Relations tab. A replay of today’s call will be available in the Public/Investor Relations portion of the airline’s Web site through April 26, 2004.

America West Holdings Corporation is an aviation and travel services company. Wholly owned subsidiary America West Airlines is the nation’s second largest low-fare carrier with 13,000 employees serving 55,000 customers a day in 93 destinations in the U.S., Canada, Mexico and Costa Rica.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause America West’s actual results and financial position to differ materially from these statements. The forward looking statements include the statements regarding our outlook, future goals, estimates regarding our transcontinental flights and expected 2004 financial performance. The risks and uncertainties relating to forward looking statements include, but are not limited to, the duration and extent of the current soft economic conditions; the impact of global instability, including the continuing impact of the continued military presence in Iraq and Afghanistan and the terrorist attacks of Sept. 11, 2001 and the potential impact of future hostilities, terrorist attacks, infectious disease outbreaks or other global events; limitations on our ability to obtain additional financing due to high levels of debt and the financial and other covenants in our debt instruments; changes in federal and state laws and regulations; changes in prevailing interest rates and the availability of and terms of financing to fund our business; the ability to attract and retain qualified personnel; the cyclical nature of the airline industry; competitive practices in the industry; the impact of changes in fuel prices; relations with unionized employees generally and the impact and outcome of the labor negotiations and other factors described from time to time in the company’s publicly available SEC reports. We caution you that these risks may not be exhaustive. We operate in a continually changing business environment, and new risks emerge from time to time. The company undertakes no obligation to publicly update any forward-looking statement to reflect events or circumstances that may arise after the date of this press release.

Financial Tables to Follow

America West Holdings Corporation
First Quarter 2004 Financial Results / 4

America West Holdings Corporation
Condensed Consolidated Statements of Operations
(in thousands except per share amounts)
(unaudited)

	3 Months Ended	3 Months Ended	Percent
	March 31, 2004	March 31, 2003	Change
Operating revenues:
Passenger	$537,333	$500,574	7.3
Cargo	6,903	7,056	(2.2)
Other	32,308	15,603	—

Total operating revenues	576,544	523,233	10.2

Operating expenses:
Salaries and related costs	166,275	163,094	2.0
Aircraft rental	75,185	75,154	—
Rentals and landing fees	41,241	39,760	3.7
Aircraft fuel	111,069	93,356	19.0
Agency commissions	6,750	8,824	(23.5)
Aircraft maintenance materials and repairs	50,054	64,208	(22.0)
Depreciation and amortization	13,791	17,663	(21.9)
Special charges, net	(600)	(102)	—
Other	94,951	107,416	(11.6)

Total operating expenses	558,716	569,373	(1.9)

Operating income (loss)	17,828	(46,140)	—

Nonoperating income (expenses):
Interest income	1,518	1,407	7.9
Interest expense, net	(19,752)	(18,505)	6.7
Other, net	1,582	1,220	29.7

Total nonoperating expenses, net	(16,652)	(15,878)	4.9

Income (loss) before income tax expense	1,176	(62,018)	—

Income tax expense	—	—	—

Net income (loss)	$1,176	$(62,018)	—

Income (loss) per share:
Basic	$0.03	$(1.84)	—

Diluted	$0.02	$(1.84)	—

Shares used for computation:
Basic:	35,851	33,713	6.3

Diluted:	52,819	33,713	56.7

America West Holdings Corporation
First Quarter 2004 Financial Results / 5

America West Airlines, Inc.
Condensed Statements of Operations
(in thousands)
(unaudited)

	3 Months Ended	3 Months Ended	Percent
	March 31, 2004	March 31, 2003	Change
Operating revenues:
Passenger	$537,333	$500,574	7.3
Cargo	6,903	7,056	(2.2)
Other	32,138	15,433	—

Total operating revenues	576,374	523,063	10.2

Operating expenses:
Salaries and related costs	165,929	162,457	2.1
Aircraft rental	75,185	75,154	—
Rentals and landing fees	41,241	39,760	3.7
Aircraft fuel	111,069	93,356	19.0
Agency commissions	6,750	8,824	(23.5)
Aircraft maintenance materials and repairs	50,054	64,208	(22.0)
Depreciation and amortization	13,791	17,663	(21.9)
Special charges, net	(600)	(102)	—
Other	94,331	106,863	(11.7)

Total operating expenses	557,750	568,183	(1.8)

Operating income (loss)	18,624	(45,120)	—

Nonoperating income (expenses):
Interest income	3,201	3,122	2.5
Interest expense, net	(21,462)	(20,241)	6.0
Other, net	1,582	1,220	29.7

Total nonoperating expenses, net	(16,679)	(15,899)	4.9

Income (loss) before income tax expense	1,945	(61,019)	—
Income tax expense	—	—	—

Net income (loss)	$1,945	$(61,019)	—

America West Holdings Corporation
First Quarter 2004 Financial Results / 6

America West Airlines, Inc.
Operating Statistics

	3 Months Ended	3 Months Ended	Percent
	March 31, 2004	March 31, 2003	Change
Operating Statistics:
Number of aircraft at end of period	138	142	(2.8)
Available seat miles/ASMs (in millions)	7,352	6,852	7.3
Block hours	136,678	130,104	5.1
Average stage length (miles)	1,037	986	5.2
Average daily aircraft utilization (hours)	10.8	10.1	6.9
Revenue passenger miles/RPMs (in millions)	5,306	4,872	8.9
Load factor (%)	72.2	71.1	1.1pts
Passenger enplanements (000)	4,897	4,655	5.2
Passenger yield (cents)	10.13	10.27	(1.4)
Passenger revenue per ASM (cents)	7.31	7.31	—
Operating revenue per ASM (cents)	7.84	7.63	2.8
Operating cost per ASM (cents)	7.59	8.29	(8.5)
Operating cost per ASM excluding special items (cents)	7.60	8.36	(9.1)
Operating cost per ASM excluding fuel (cents)	6.08	6.93	(12.3)
Operating cost per ASM excluding special items and fuel (cents)	6.09	7.00	(13.0)
Average fuel cost per gallon (cents)	102.40	89.98	13.8
Fuel gallons consumed (in millions)	108.5	103.8	4.5

America West Holdings Corporation
First Quarter 2004 Financial Results / 7

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

The Company believes that the presentation of certain non-GAAP financial measures such as net income (loss) and CASM excluding special items is useful to investors because it is more indicative of the Company’s true recurring operating performance and more comparable to financial measures reported by other major airlines that are submitted to the Department of Transportation. The Company believes that the presentation of CASM excluding fuel is useful to investors because it provides the ability to monitor the airline’s cost performance absence fuel price volatility, which is subject to many economic and political factors and therefore beyond the Company’s control.

Reconciliation of Net Income (Loss) Excluding Special Items

	3 Months Ended	3 Months Ended
	March 31, 2004	March 31, 2003
	(in millions except per share amounts)
Net income (loss) as reported	$1.2	$(62.0)
Special Items:
Revision of estimated special charges (1)	(0.6)	(1.1)
Special charges (2)	—	1.0
Gain on airframe exchange (3)	—	(4.4)

Net income (loss), as adjusted for special items	$0.6	$(66.5)

Basic income (loss) per share	$0.03	$(1.84)
Special Items:
Revision of estimated special charges	(0.02)	(0.03)
Special charges	—	0.03
Gain on airframe exchange	—	(0.13)

Basic income (loss) per share, as adjusted for special items	$0.01	$(1.97)

Diluted income (loss) per share	$0.02	$(1.84)
Special Items:
Revision of estimated special charges	(0.01)	(0.03)
Special charges	—	0.03
Gain on airframe exchange	—	(0.13)

Diluted income (loss) per share, as adjusted for special items	$0.01	$(1.97)

Notes:

(1) The first quarter of 2004 includes a credit of $0.6 million related to the revision of the estimated costs associated with the sale and leaseback of certain aircraft. The first quarter of 2003 includes a credit of $1.1 million due to a revision of the estimated costs related to the early termination of certain aircraft leases.

(2) The first quarter of 2003 includes $1.0 million of special charges related to the elimination of AWA’s hub operations in Columbus, Ohio.

(3) The first quarter of 2003 includes a $4.4 million gain related to the purchase and subsequent exchange of an A320 airframe.

America West Holdings Corporation
First Quarter 2004 Financial Results / 8

Reconciliation of Operating Cost per ASM Excluding Special Items and Fuel

	3 Months Ended	3 Months Ended
	March 31, 2004	March 31, 2003
	(in millions)
Operating Expenses	$557.8	$568.2
Special Items:
Revision of estimated special charges	0.6	1.1
Special charges	—	(1.0)
Gain on airframe exchange	—	4.4

Operating Expenses, excluding special items	558.4	572.7
Fuel expense	(111.1)	(93.4)

Operating expenses, excluding special items and fuel expense	$447.3	$479.3

	3 Months Ended	3 Months Ended
	March 31, 2004	March 31, 2003
	(in cents)
Operating cost per ASM	$7.59	$8.29
Special Items:
Revision of estimated special charges	0.01	0.02
Special charges	—	(0.01)
Gain on airframe exchange	—	0.06

Operating cost per ASM, excluding special items	7.60	8.36
Fuel expense	(1.51)	(1.36)

Operating cost per ASM, excluding special items and fuel expense	$6.09	$7.00

America West Holdings Corporation
First Quarter 2004 Financial Results / 9

America West Holdings
Corporation Condensed Consolidated Balance Sheets
(in thousands of dollars)
(unaudited)

	March 31,	December 31,
	2004	2003
Assets
Current assets
Cash equivalents and short-term investments	$397,878	$475,966
Restricted cash	42,900	42,900
Other current assets, net	341,824	265,178

Total current assets	782,602	784,044

Property and equipment, net	612,679	607,712
Other assets
Investments in debt securities	35,386	40,740
Restricted cash	68,795	69,876
Other assets	113,535	124,534

Total assets	$1,612,997	$1,626,906

Liabilities and Stockholders’ Equity
Current liabilities
Current maturities of long-term debt	$113,696	$107,341
Other liabilities	568,010	541,942

Total current liabilities	681,706	649,283

Long-term debt, less current maturities	648,492	697,432
Deferred credits and other noncurrent liabilities	143,967	141,675
Stockholders’ equity	138,832	138,516

Total liabilities and stockholders’ equity	$1,612,997	$1,626,906